Exhibit 99.1

For Immediate Release

Brooke Credit Corporation Reports Third Quarter Earnings

OVERLAND PARK, KS, November 6, 2007 – Brooke Credit Corporation (OTCBB: BRCR; BRCRW; BRCRU) today reported its third quarter and year-to-date 2007 financial results.

Net earnings for the nine months ended September 30, 2007, totaled $10.7 million, or 41 cents per diluted share, on revenues of $34.9 million, compared to net earnings of $5.4 million, or 22 cents per diluted share, on revenues of $19.4 million for the same period in the prior year. For this nine-month period, total earnings increased 98 percent and total revenues increased 80 percent.

Net earnings for the three months ended September 30, 2007, totaled $2.3 million, or 8 cents per diluted share, on revenues of $10.1 million, compared to net earnings of $2.9 million, or 12 cents per diluted share, on revenues of $9.7 million for the same period in the prior year. Total earnings decreased during this period in 2007 primarily as a result of a non-cash compensation expense totaling $991,000 during the period relating to the granting of restricted stock to the Company’s executives. Additionally, earnings decreased during the quarter resulting from the establishment of a $830,000 loan loss reserve against loans held in the Company’s inventory for eventual sale.

As of September 30, 2007, loan portfolio balances totaled approximately $642.9 million, compared to approximately $593.4 million on June 30, 2007 and up from $483.3 million on December 31, 2006. For the three months ended September 30, 2007, the Company’s loan portfolio balances were positively impacted by loan originations of approximately $86.8 million, and offset by principal payments of approximately $37.3 million. For the three months ended September 30, 2007, originations included $22.8 million in Brooke franchise insurance agency loans, $48.9 million in non-franchise insurance agency loans and $3.9 million in non-franchise death care loans.

Michael Lowry, the Company’s CEO, stated “I am excited about the Company’s prospects and am pleased with the strong performance of Brooke Credit so far in 2007, as evidenced by the growth in revenues, net income and loan portfolio balances. I would like to issue a special thanks to our customers, employees and business partners for their contributions to our continued success.”

“Although third quarter earnings were negatively impacted by non-cash charges that reduced after tax earnings by approximately $1.1 million, I am pleased with the growth of the Company’s core business revenues and profits during the quarter,” Lowry also noted.

Brooke Credit will host a conference call for analysts and investors at 9:00 am CST (10:00 am EST) on Wednesday, November 7, 2007. The dial-in number is (866) 271-6130 (United States and Canada) or (617) 213-8894 (Internationally) and the conference ID is 57012444. The public and media are also invited to listen to the call, which will be broadcast live via the Internet. The conference call will be accompanied by a PowerPoint Presentation. Management encourages all parties to log on to the Company’s website at www.brookecredit.com at least 15 minutes prior to the scheduled start to download the presentation. A replay of the call will be available on the Web site for the next 12 months.

About the Company… Brooke Credit is a specialty finance company that originates loans to insurance agencies and insurance-related businesses. Loans are mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge or at www.sec.gov.

Contact Info:

Brooke Credit Corporation

Anita Larson, Chairman and Chief Operating Officer

913-661-0123

anita.larson@brookecredit.com

The Equity Group, Inc

Adam Prior, Vice President

212-836-9606

aprior@equityny.com

Brooke Credit Corporation

Consolidated Balance Sheets

UNAUDITED

(in thousands, except share amounts)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash	$5,971	$4,358
Restricted cash	290	564
Notes and interest receivable, net	101,118	171,433
Other receivables	3,591	496
Securities	89,480	50,320
Interest-only strip receivable	7,949	4,511

Total Current Assets	208,399	231,682

Other Assets
Deferred charges	5,511	5,691
Servicing asset	6,412	4,564
Amount due from Brooke Corporation	11,080	13,501
Prepaid expenses and other assets	3,143	1,037

Net Other Assets	26,146	24,793

Total Assets	$234,545	$256,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,310	$2,751
Interest payable	3,414	1,457
Income tax payable	1,030	782
Current deferred income tax payable	1,484	1,196
Payable under participation agreements	22,548	35,726
Short-term debt	19,416	96,644
Current maturities of long-term debt	4,460	16

Total Current Liabilities	58,662	138,572

Non-current Liabilities
Long-term deferred income tax payable	13,147	7,685
Servicing liability	50	74
Long-term debt less current maturities	43,151	42,894
Warrant obligations	—	2,821

Total Liabilities	115,010	192,046

Stockholders’ Equity
Common stock, $.01 par, 99,000,000 shares authorized, 25,722,898 and 5,650,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	257	57
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	82,438	43,134
Additional paid-in capital—warrants	3,254	900
Retained earnings	30,771	20,040
Accumulated other comprehensive income	2,815	298

Total Stockholders’ Equity	119,535	64,429

Total Liabilities and Stockholders’ Equity	$234,545	$256,475

See accompanying notes to consolidated financial statements.

Brooke Credit Corporation

Consolidated Statements of Operations

UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating Revenues
Interest income, net	$6,713	$5,246	$19,510	$12,885
Provision for credit losses	(830)	—	(830)	—
Gain on sale of notes receivable	3,793	4,194	15,376	6,068
Other income	445	239	794	462

Total Operating Revenues	10,121	9,679	34,850	19,415

Operating Expenses
Other operating interest expense	384	868	2,417	1,881
Compensation	1,638	396	2,762	1,190
Amortization	380	233	955	617
Collateral preservation expense	1,184	755	2,830	1,652
Other operating expenses	1,119	1,906	3,706	2,995

Total Operating Expenses	4,705	4,158	12,670	8,335

Income from Operations	5,416	5,521	22,180	11,080

Other Expenses
Interest expense	1,731	906	4,872	2,317

Total Other Expenses	1,731	906	4,872	2,317

Income before Taxes	3,685	4,615	17,308	8,763
Income tax expense	1,400	1,754	6,577	3,330

Net Income	$2,285	$2,861	$10,731	$5,433

Earnings per Share:
Basic	$0.09	$0.12	$0.41	$0.22

Diluted	$0.08	$0.12	$0.41	$0.22

Average Shares Outstanding (in thousands):
Basic	25,532	24,536	24,892	24,536
Potential dilutive common shares	658	—	177	—

Diluted	26,190	24,536	25,069	24,536

See accompanying notes to consolidated financial statements.

Brooke Credit Corporation

Consolidated Statements of Cash Flows

UNAUDITED

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating Activities
Net income	$10,731	$5,433
Adjustments to reconcile net income to net cash flows from operating activities:
Amortization expense	955	617
Amortization of debt issuance costs	338	—
Accretion of debt discount	197	—
Change in puttable warrant obligation	(2,821)	—
Gain on sale of notes receivable	(15,376)	(6,068)
(Increase) decrease in assets:
Notes and interest receivable, net	71,145	(47,766)
Other receivables	(3,095)	(7,351)
Other assets	(3,774)	7,729
Increase (decrease) in liabilities:
Accounts payable	3,557	1,526
Other liabilities	(5,223)	(32,200)

Net cash provided (used) by operating activities	56,634	(78,080)

Investing Activities
Cash payments for deferred charges	(2,686)	(457)
Cash payments for securities	(39,160)	(13,311)

Net cash used by investing activities	(41,846)	(13,768)

Financing Activities
Proceeds from the Oakmont merger, net	38,311	—
Other capital contributions	—	10,000
Inflows from Brooke Corporation	2,421	73,218
Outflows to Brooke Corporation	—	(83,598)
Proceeds from (payments on) short-term debt, net	(47,888)	123,201
Cash payments for debt issuance costs	(1,415)	—
Payments on long-term debt	(4,604)	(10,214)

Net cash provided (used) by financing activities	(13,175)	112,607

Cash and Cash Equivalents
Net increase during each period	1,613	20,759
At beginning of year	4,358	2,855

At end of period	$5,971	$23,614

Supplemental Disclosure
Cash interest expense	$29,400	$20,780

See accompanying notes to consolidated financial statements.

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